Exhibit 10.8
AMENDED AND RESTATED
SUPPLEMENTAL RETIREMENT AGREEMENT
     THIS AMENDED AND RESTATED SUPPLEMENTAL RETIREMENT AGREEMENT (this “Agreement”) is made and entered into as of this 9th day of May 2006 by and between TD Banknorth Inc. (formerly known as Banknorth Group, Inc.), its subsidiaries and affiliates (collectively, the “Corporation”), and Peter J. Verrill (the “Executive”).
WITNESSETH:
     WHEREAS, the Corporation and the Executive are parties to a certain amended and restated Supplemental Retirement Agreement dated as of February 18, 2004, as amended by a First Amendment dated February 14, 2005 (as so amended, the “Prior Agreement”); and
     WHEREAS, the Corporation and the Executive wish to amend and restate the Prior Agreement in its entirety as hereinafter set forth in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including the guidance issued to date by the Internal Revenue Service (the “IRS”) and the proposed regulations issued by the IRS in the fall of 2005, with none of the benefits payable under this Plan to be deemed grandfathered for purposes of Section 409A of the Code;
     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Corporation and the Executive hereby agree, and amend and restate the Prior Agreement in its entirety, as follows:
ARTICLE ONE
     Section 1.1 Employment. This Agreement is not an agreement of employment and nothing herein shall be deemed to confer on the Executive any right to continued employment with the Corporation or limit in any way the right of the Corporation to terminate such employment. The benefits provided under this Agreement are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase.
ARTICLE TWO
     Section 2.1. Normal Retirement Benefits.
     (a) Generally. If the Executive continues in employment with the Corporation until his sixty-fifth (65th) birthday (the “Normal Retirement Date”), subject to Sections 2.1(b) and 2.1(c) below, he shall be entitled to a retirement benefit (the “Normal Retirement Benefit”) following his actual “Separation from Service” as defined in Section 2.1(e) below, payable monthly as set forth in Section 2.1 (d) below in the annual amount of sixty-five percent (65%) of his Benefit Computation Base (defined in Section 2.2), multiplied by a fraction, not to exceed one (1), the numerator of which is the actual number of months of the Executive’s employment with the Corporation (including partial months for month of hire and month of termination) and the denominator of which is three hundred (300) months, and reduced by:
(1)	fifty percent (50%) of the Executive’s Primary Social Security retirement benefit estimated as of the Normal Retirement Date based on the Social Security retirement benefit formula assuming level future earnings based on his Benefit Computation Base in effect on the date of termination of the Executive’s employment with the Corporation;

(2)	the annual amount of benefits payable to the Executive, stated as a life annuity commencing at the Normal Retirement Date, from the tax-qualified defined benefit pension plan maintained by the Corporation (such plan, as it may hereafter be amended, restated, otherwise modified or replaced, is hereinafter referred to as the “Pension Plan”);

(3)	the annual amount of benefits payable to the Executive, stated as a life annuity commencing at the Normal Retirement Date, which is the actuarial equivalent (determined as described below) at the date of determination of the Normal Retirement Benefit, of that portion of the Executive’s account balances attributable to contributions by the Corporation to any and all qualified defined contribution plans maintained by the Corporation; and

(4)	the annual amount of benefits payable to the Executive, stated as a life annuity commencing at the Normal Retirement Date, attributable to contributions by the Corporation (but not any amounts attributable to deferrals or contributions by the Executive) from any other qualified or non-qualified retirement plan or agreement maintained or entered into by the Corporation.
     Whenever an “actuarial equivalent” is required to be determined under this Agreement, such actuarial equivalent shall be determined in the manner provided for determining actuarial equivalents under the Pension Plan; provided however that such manner of determination shall be no less favorable to the Executive than that prescribed for determining actuarial equivalents under the Pension Plan as in effect on the date of this Agreement.
     (b) Normal Retirement Benefit if Executive is Married. Notwithstanding anything to the contrary in Section 2.1(a) or elsewhere, if and for so long as the Executive is married, the Normal Retirement Benefit shall be the actuarial equivalent of the benefit that would otherwise be provided in the form of a single life annuity as described in Section 2.1(a) above, but provided in the form of a joint and survivor annuity for the benefit of the Executive and his spouse with continuation of one hundred percent (100%) of the lifetime benefit to the survivor, calculated in a manner consistent with provisions of the Pension Plan providing for joint and survivor annuity benefits.
     (c) Additional Age and Service Credits. The Executive is entitled to additional age and service credits for purposes of calculating the Executive’s benefits under this Agreement pursuant to the Executive’s Employment Agreement with the Corporation dated as of August 25,

2004, as amended (the “Employment Agreement”). If the Executive makes a valid election to receive his additional benefits in the form of an increased Normal Retirement Benefit under this Agreement in accordance with Section 2.4(c) below rather than in the form of a lump sum cash payment at the time the Executive’s “Non-Competition and Retention Amount” is paid, as such term is defined in the Employment Agreement, then the computation of the Executive’s Normal Retirement Benefit under this Agreement shall reflect the additional age and service credits provided to the Executive under his Employment Agreement in accordance with the terms of such agreement.
     (d) Payment of Monthly Benefits. The monthly benefits payable under this Section 2.1 shall commence on the first day of the month following the lapse of six months from the date of the Executive’s Separation from Service (the “First Payment Date”) and end with the monthly payment preceding his death, provided that the first monthly payment shall equal the sum of (i) one monthly payment plus (ii) the cumulative amount of the monthly payments that would have been paid as of the first day of each month following the date of Separation from Service and prior to the First Payment Date absent the six-month delay required by Section 409A of the Code.
     (e) Separation from Service. A “Separation from Service” shall mean separation from service within the meaning of Section 409A of the Code and the regulations issued thereunder.
     Section 2.2 Benefit Computation Base. The Executive’s Benefit Computation Base for purposes of Section 2.1(a) shall be the average of the Executive’s compensation from the Corporation for the five (5) consecutive calendar years during the ten (10) years preceding the Executive’s termination of employment with the Corporation in which such compensation is the highest (excluding all years of the Executive’s employment by the Corporation after the year in which the Normal Retirement Date occurs). For the purposes of this Agreement, compensation shall mean the amount actually paid or made available to the Executive during a calendar year as remuneration of a kind or nature reported by the Corporation on the Executive’s W-2, except as set forth below. Compensation shall also include annual bonuses, any contributions made on behalf of the Executive by the Corporation pursuant to a salary reduction agreement under Internal Revenue Code Sections 125, 129 and/or 401(k), and any and all other amounts that would have been reportable by the Corporation on the Executive’s W-2 but for deferral of payment of such amounts under any agreement or plan or program (other than the Pension Plan), including any voluntary deferrals and any deferrals required or mandated by the terms of any agreement or plan or program of the Corporation or action of its Board of Directors, except that the $86,400 short-term incentive bonus for calendar 2004 the payment of which was accelerated to December 2004 shall be taken into account as if it was paid in 2005 rather than 2004. Compensation shall not include any amounts available to the Executive pursuant to any Stock Option, Stock Appreciation Right, Senior Management Long Term Incentive or Restricted Stock Unit Plans of the Corporation or paid to the Executive pursuant to Sections 7, 10 and 11 of the Employment Agreement.
     Section 2.3 Accrued Benefit. The term “Accrued Benefit” shall mean the Normal Retirement Benefit (before applying the offsets in clauses (1), (2), (3), and (4) of Section 2.1(a)

above) to which the Executive would be entitled under Section 2.1(a) commencing at the Normal Retirement Date assuming continuation of the Executive’s employment with the Corporation until the Normal Retirement Date based on the Benefit Computation Base on the date the Accrued Benefit is determined, multiplied by a fraction not to exceed one (1), the numerator of which is the actual number of months of the Executive’s employment with the Corporation (including partial months for month of hire and month of termination) and the denominator of which is three hundred (300) months, and reduced by:
(1)	fifty percent (50%) of the Executive’s Primary Social Security retirement benefit estimated as of the Normal Retirement Date based on the Social Security retirement benefit formula assuming level future earnings based on his Benefit Computation Base in effect on the date of termination of the Executive’s employment with the Corporation;

(2)	the annual amount of benefits payable to the Executive, stated as a life annuity commencing at the Normal Retirement Date, from the Pension Plan;

(3)	the annual amount of benefits payable to the Executive, stated as a life annuity commencing at the Normal Retirement Date, which is the actuarial equivalent, at the date of determination of the Accrued Benefit, of that portion of the Executive’s account balances attributable to contributions by the Corporation to any and all qualified defined contribution plans maintained by the Corporation; and

(4)	the annual amount of benefits payable to the Executive, stated as a life annuity commencing at the Normal Retirement Date, attributable to contributions by the Corporation (but not any amounts attributable to deferrals or contributions by the Executive) from any other qualified or non-qualified retirement plan or agreement maintained or entered into by the Corporation.
     Section 2.4 Form of Payment and Payment Elections.
     (a) Optional Forms of Payment. In lieu of the life annuity payments provided either (i) in Section 2.1 above (life annuity payments and joint and survivor annuity payments as described in Section 2.1 above are hereinafter referred to as payments made in the “Normal Form”), or (ii) as an Accrued Benefit under this Agreement, the Executive may elect, in writing, in a form acceptable to the Corporation, an optional form of payment which shall be the actuarial equivalent of payments that would otherwise be made in the Normal Form, and which shall be (x) any optional form which is made available under the terms of the Pension Plan (including the different forms of annuities set forth in Section 4.04 of the Pension Plan) or (y) a single lump sum payment, provided that such election is made as set forth below. In addition, the Executive may elect to receive his benefits under this Agreement upon any of the following events: (i) early retirement before age 65, if the Executive is entitled to any early retirement benefit under the Pension Plan and if such early retirement constitutes a Separation from Service, or (ii) termination of employment after the Executive’s Normal Retirement Date if such termination constitutes a Separation from Service, provided that in no event shall payments that are made under this Agreement as a result of a Separation from Service be made prior to the lapse of six months from the date of such Separation from Service.
     (b) Prior Elections. Any payment elections made by the Executive before January 1, 2005 shall continue in effect until such time as the Executive makes a subsequent payment election and such election becomes effective as set forth below. If no prior payment election was made, then the current payment election shall be deemed to be a Normal Form commencing at the time set forth in Section 2.1(a) above.
     (c) Transitional Elections in 2006. On or before December 31, 2006, if the Executive wishes to change his payment election, the Executive may do so by completing a payment election form approved by the Corporation, provided that any such election (i) must be made at least 12 months before the date on which benefit payments are scheduled to commence, (ii) must be made while the Executive is an active employee of the Corporation or one of its subsidiaries, (iii) shall not take effect before the date that is 12 months after the date the election is made and accepted by the Corporation, (iv) does not cause a payment that would otherwise be made in 2006 to be delayed to a later year, and (v) does not accelerate into 2006 a payment that is otherwise scheduled to be made in a later year. With respect to the additional age and service credits that the Executive is entitled to under his Employment Agreement for purposes of calculating his benefits under this Agreement, the Executive may make a transitional election in 2006 to have such additional benefits paid to the Executive in the form of an increased retirement benefit under this Agreement, provided that the Executive submits a properly completed payment election form to the Corporation in a timely manner.
     (d) Changes in Payment Elections After 2006. On or after January 1, 2007, if the Executive wishes to change his payment election, the Executive may do so by completing a payment election form approved by the Corporation, provided that any such election (i) must be made while the Executive is an active employee of the Corporation or one of its subsidiaries, (ii) must be made at least 12 months before the date on which any benefit payments as of a fixed date or pursuant to a fixed schedule are scheduled to commence, (iii) shall not take effect until at least 12 months after the date the election is made and accepted by the Corporation, and (iv) for payments to be made other than upon death, must provide an additional deferral period of at least five years from the date such payment would otherwise have been made (or in the case of any life annuity or installment payments treated as a single payment, five years from the date the first amount was scheduled to be paid), provided that clause (iv) above shall not apply to a change in the form of a payment from one type of “life annuity” (as defined in the regulations under Section 409A of the Code) to another type of life annuity if the annuities are actuarially equivalent applying reasonable actuarial assumptions. For purposes of this Agreement and clause (iv) above, all life annuities or installment payments under this Agreement shall be treated as a single payment.
     Section 2.5 Vesting. The Executive, having completed more than five (5) years of employment with the Corporation, has a vested interest in the retirement benefits payable under this Agreement.

ARTICLE THREE
     Section 3.1 Beneficiary. In the event of the death of the Executive, any payments to be made to the Executive hereunder after the date of his death (“Remaining Payments”) shall be made to the Executive’s Beneficiary, as defined below, and in such case all references to “Executive” herein shall, where applicable, apply to the Beneficiary. The Executive may name one or more beneficiaries (each, a “Beneficiary”) in writing to the Corporation. If no Beneficiary is so named or if no named Beneficiary is living at the time a payment is due, that payment and all subsequent payments shall be made, when otherwise due, to the Executive’s estate, which shall be the “Beneficiary” for purposes of this Agreement.
ARTICLE FOUR
     Section 4.1 Disability Prior to Retirement. No disability benefits will be paid under this Agreement. If the Executive’s employment is terminated or suspended by reason of mental or physical disability, disability benefits may be paid to the Executive pursuant to insurance provided by the Corporation pursuant to a separate policy, plan or agreement. Upon the later of (x) termination of any such other disability benefits, (y) the Normal Retirement Date or (z) the lapse of six months following the date of termination of employment, payment to the Executive of his Accrued Benefit (determined as of the date of disability) shall commence and such payment shall be made in the form provided in Section 2.4. If, following termination or suspension of the Executive’s employment by reason of disability, the Executive resumes employment with the Corporation in the position he held immediately prior to the onset of disability, this Agreement shall continue in full force and effect as if no such disability or termination or suspension of employment had occurred. For the purposes of the numerator of the fractions in Sections 2.1 and 2.3, the Executive’s period of disability shall be treated as a period of employment with the Corporation.
ARTICLE FIVE
     Section 5.1 Termination of Employment Prior to Normal Retirement Date. If the Executive has a Separation from Service prior to the Normal Retirement Date for any reason, the Executive shall be entitled to benefits in the amount of the Accrued Benefit determined as of the date of his Separation from Service (“Early Retirement Benefits”) payable (x) in the Normal Form commencing at the Normal Retirement Date or (y) to the extent so elected by the Executive, in any other form permitted under Section 2.4 and commencing at such other time as may be permitted under Section 5.2 below, subject to such adjustment as may be provided under Section 5.2 below.
     Section 5.2 Early Payment. By written notice to the Company, the Executive may elect to have the Corporation commence payment of Early Retirement Benefits at any time after the Executive has both attained age fifty-five (55) and has a Separation of Service, provided that such payments are not made or do not commence prior to the first day of the month following the lapse of six months from the date of Separation of Service. Early Retirement Benefits shall be in the amount(s) determined in accordance with Section 5.1, but further reduced (1) by one-quarter of one percent (.25%) per month for each month or partial month (up to sixty (60)) between the date of commencement of Early Retirement Benefits and the Executive’s sixty-fifth (65th) birthday and (2) by one-half of one percent (.50%) per month for each month or partial month between the date of commencement of Early Retirement Benefits and the date of the Executive’s sixtieth (60th) birthday.
     Section 5.3 Payment. Benefits payable under this Article Five shall be paid in the Normal Form or in any other manner elected by the Executive and permitted under Section 2.4.
     Section 5.4 Forfeiture. Notwithstanding anything to the contrary herein, benefits under this Agreement shall be forfeited and all rights of the Executive and his Beneficiary shall become null and void if the Executive’s employment is terminated for Cause. For the purposes of this Section 5.4, the term “Cause” shall have the meaning given such term in the Employment Agreement.
ARTICLE SIX
     Section 6.1 Assignment . No right to payment of any amount under this Agreement may be assigned, pledged or encumbered, nor shall any such right or other interest in amounts payable under this Agreement be subject to any attachment, garnishment, execution or other legal process.
ARTICLE SEVEN
     Section 7.1 Participation in Other Plans. Nothing contained in this Agreement shall be construed to alter, abridge or in any manner affect the rights and privileges of the Executive to participate in and be covered by any pension, profit-sharing, group insurance, bonus or any other employee plan or plans which the Corporation may have or hereafter have.
     Section 7.2 Alternative Benefit under the SERP Plan. Without limiting the foregoing, and notwithstanding anything to the contrary in the TD Banknorth Inc. Amended and Restated Supplemental Retirement Plan (as the same may be amended, restated, otherwise modified or replaced, the “SERP Plan”), including, without limitation, Article Three thereof, if on the date that benefits become payable under this Agreement, the actuarial equivalent of the aggregate amount of the benefits payable to the Executive under the terms of this Agreement is less than the actuarial equivalent of the aggregate amount of the benefits to which the Executive would be entitled under the SERP Plan if he were a “Participant” (as defined in the SERP Plan) in the SERP Plan (such amount, the “Alternative Benefit”), the Executive shall be entitled to benefits payable in accordance with the terms of this Agreement but in an aggregate amount equal to the actuarial equivalent of the Alternative Benefit instead of in an aggregate benefit amount determined under this Agreement. For purposes of calculating the actuarial equivalent of the Alternative Benefit to which the Executive would be entitled under the SERP Plan, (1) the $86,400 short-term incentive payment the payment of which was accelerated to December 2004 shall be taken into account as if it was paid in 2005 rather than 2004, (2) the $3,130,220 long-term incentive payment the payment of which was accelerated to December 2004 shall be taken into account in such amounts and at such times as it would have been paid absent the acceleration, and (3) no amounts payable to the Executive pursuant to Sections 7, 10 and 11 of the Employment Agreement shall be taken into account.
ARTICLE EIGHT
     Section 8.1 Funding. The Corporation shall have the right, in its discretion, at any time and from time to time to insure or otherwise provide for the obligations of the Corporation under this Agreement or to refrain from same, and to determine the extent, nature and method thereof, including the establishment of one or more trusts, provided that the terms of each trust comply with Section 409A of the Code. Should the Corporation elect to insure this Agreement, in whole or in part, through the medium of insurance or annuities, or both, the Corporation shall be the owner and beneficiary of the policy. At no time shall the Executive be deemed to have any right, title or interest in or to any specified asset or assets of any such trust or escrow arrangement, including, without limitation, any insurance or annuity or other contracts or proceeds therefrom. No such policy, contract or other asset shall in any way be considered to be security for the performance of the Corporation’s obligations under this Agreement. The Executive agrees that, if the Corporation purchases a life insurance or annuity policy on his life, he will sign any papers that may be required for that purpose and undergo any medical examination or tests which may be necessary, and otherwise reasonably cooperate with the Corporation in its efforts to secure any such policy.
     Section 8.2. No Trust. Nothing herein and no action taken pursuant hereto shall create or be deemed to create any trust or fiduciary relationship between the Corporation and the Executive, his Beneficiary, or any other person.
ARTICLE NINE
     Section 9.1 Reorganization. The Corporation shall not merge with or consolidate into or with another corporation or other entity, or reorganize, or sell substantially all of its assets to another corporation, firm or person unless and until such succeeding or continuing corporation, firm or person agrees to assume and discharge the obligations of the Corporation under this Agreement. Upon the occurrence of any such merger, consolidation, reorganization or sale, the term “Corporation” as used in this Agreement shall be deemed to refer to such successor, assignee or survivor or successor corporation, firm or person.
ARTICLE TEN
     Section 10.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Executive and his Beneficiary and the Corporation and any successor organization which shall succeed to substantially all of its assets and business without regard to the form of such succession.
     Section 10.2 Corporation. As used in this Agreement, the term “Corporation” shall mean TD Banknorth Inc., and any entity that from time to time is aggregated with TD Banknorth Inc., its successors and assigns, under Sections 414(b), 414(c), 414(m), 414(n) or 414(o) of the Code. For the purpose of determining the Executive’s period of employment with the Corporation as required hereunder, the term “Corporation” shall also include any predecessor of the Corporation.
ARTICLE ELEVEN
     Section 11.1. Communications. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed given (i) when delivered or refused if sent by hand during regular business hours, (ii) three (3) business days after being sent by United States Postal Service, registered or certified mail, postage prepaid, return receipt requested, (iii) on the next business day when sent by reputable overnight express mail service that provides tracing and proof of receipt or refusal of items mailed, or (iv) when received by the addressee if by telecopier transmission addressed to the Corporation or Executive, as the case may be, at the address or addresses set forth below or such other addresses as the parties may designate in a notice given in accordance with this Section.
To the Corporation:
TD Banknorth Inc.
Two Portland Square
Portland, ME 04112
To the Executive:
Peter J. Verrill
At the address last appearing on the
personnel records of the Corporation
ARTICLE TWELVE
     Section 12.1 Scope of Claims Procedures. This Article is based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000 and codified at 29 C.F.R. Section 2560.503-1. If any provision of this Article conflicts with the requirements of those regulations, the requirements of those regulations will prevail.
     Section 12.2 Initial Claim. The Executive or any Beneficiary who believes he or she is entitled to any benefit under the Plan (a “Claimant”) may file a claim with the Corporation. The Corporation shall review the claim itself or appoint an individual or an entity to review the claim.
(a)	Initial Decision. The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice from the Corporation or appointee of the Corporation prior to the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision, such extension not to extend beyond the day which is one hundred eighty (180) days after the day the claims is filed.

(b)	Manner and Content of Denial of Initial Claims. If the Corporation denies a claim, it must provide to the Claimant, in writing or by electronic communication:
(i)	The specific reasons for the denial;

(ii)	A reference to the Plan provision upon which the denial is based;

(iii)	A description of any additional information or material that the Claimant must provide in order to perfect the claim;

(iv)	An explanation of why such additional material or information is necessary;

(v)	Notice that the Claimant has a right to request a review of the claim denial and information on the steps to be taken if the Claimant wishes to request a review of the claim denial; and

(vi)	A statement of the Claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), following a denial on review of the initial denial.
     Section 12.3 Review Procedures.
(a)	Request For Review. A request for review of a denied claim must be made in writing to the Corporation within sixty (60) days after receiving notice of denial. The decision upon review will be made within sixty (60) days after the Corporation’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision.

The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Corporation. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

(b)	Manner and Content of Notice of Decision on Review. Upon completion of its review of an adverse claim determination, the Corporation will give the Claimant, in writing or by electronic notification, a notice containing:
(i)	its decision;

(ii)	the specific reasons for the decision;

(iii)	the relevant Plan provisions on which its decision is based;

(iv)	a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Plan’s files which is relevant to the Claimant’s claim for benefits;

(v)	a statement describing the Claimant’s right to bring an action for judicial review under Section 502(a) of ERISA; and

(vi)	if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request.
     Section 12.4 Calculation of Time Periods. For purposes of the time periods specified in this Article, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the Plan procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.
     Section 12.5 Legal Action. If the Corporation fails to follow the claims procedures required by this Article, a Claimant shall be deemed to have exhausted the administrative remedies available under the Plan and shall be entitled to pursue any available remedy under Section 502(a) of ERISA on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim. A Claimant’s compliance with the foregoing provisions of this Article is a mandatory requisite to a Claimant’s right to commence any legal action with respect to any claims for benefits under the Plan.
     Section 12.6 Review by the Corporation. Notwithstanding anything in this Plan to the contrary, the Corporation may determine, in its sole and absolute discretion, to review any claim for benefits submitted by a Claimant under this Plan.
ARTICLE THIRTEEN
     Section 13.1 Withholding. The Corporation shall be entitled to withhold from payment of benefits hereunder any federal, state or local withholding or other taxes or charge from time to time required to be withheld.

ARTICLE FOURTEEN
     14.1 General. The Board may at any time and from time to time amend, suspend or terminate this Agreement or the Executive’s participation therein; provided, however, that no amendment, suspension or termination may impair the rights of the Executive (or, in the case of the Executive’s death, his Beneficiary or estate) to receive benefits accrued prior to the effective date of such amendment, suspension or termination. Notwithstanding anything in the Agreement to the contrary, the Board may amend in good faith any terms of the Agreement, including retroactively, in order to comply with Section 409A of the Code. This Agreement may be altered or amended only by a written agreement signed by the parties hereto.
     14.2 Termination. Under no circumstances may the Agreement permit the acceleration of the time or form of any payment under the Agreement prior to the payment events specified herein, except as provided in this Section 14.2. The Corporation may, in its discretion, elect to terminate the Agreement in any of the following three circumstances and accelerate the payment of the entire unpaid balance of the Executive’s accrued benefits in an amount equal to the Actuarial Equivalent (as defined in the Pension Plan) of the Executive’s accrued benefits as of the date of such payment in accordance with Section 409A of the Code:
(i)	the Agreement is terminated within the 30 days preceding or the 12 months following a Change In Control and (1) all substantially similar arrangements sponsored by the Corporation are terminated, and (2) the Executive and all participants under the substantially similar arrangements receive all of their benefits under the terminated arrangements within 12 months of the date of termination of the arrangements,

(ii)	the Agreement is terminated and (1) all arrangements sponsored by the Corporation that would be aggregated with the Agreement under Section 1.409A-1(c) if the Executive participated in all of the arrangements are terminated, (2) no payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within 12 months of the termination of the arrangements; (3) all payments are made within 24 months of the termination of the arrangements; and (4) the Corporation does not adopt a new arrangement that would be aggregated with the Agreement under Section 1.409A-1(c) if the Executive participated in both arrangements, at any time within five years following the date of termination of the Agreement, or

(iii)	the Agreement is terminated within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred by the Executive under the Agreement are included in the Executive’s gross income in the later of (1) the calendar year in which the termination of the Agreement occurs, or (2) the first calendar year in which the payment is administratively practicable.

ARTICLE FIFTEEN
     Section 15.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supercedes all prior agreements written or oral with respect to its subject matter.
     Section 15.2 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maine.
     Section 15.3 Severability. Each provision of this Agreement is intended to be severable and the invalidity, illegality or unenforceability of any portion of this Agreement shall not affect the validity, legality and enforceability of the remainder.

     IN WITNESS WHEREOF, the Corporation and the Executive have caused this Agreement to be executed as an instrument under seal as of the date and year first above written.

TD BANKNORTH INC.

/s/ Jay Milligan	By:	/s/ Cynthia H. Hamilton

Witness	Name: Cynthia H. Hamilton
Title: Executive Vice President

/s/ Jay Milligan	/s/ Peter J. Verrill

Witness	Peter J. Verrill